Exhibit 10.41

DISTRIBUTION, SERVICE AND SUPPORT AGREEMENT

This Distribution, Service and Support Agreement (this “Agreement”) is made and entered into as of  June 4, 2007,  by and among Happ Controls, Inc., an Illinois corporation and Suzo and any of its affiliates (AESI together with Happ and Suzo, the “Service Provider”), and VendingData Corporation,  a Nevada corporation (“Principal”).

RECITALS

A.            The Principal is engaged in the business of manufacturing and marketing Products (as defined in Section 1.1) throughout the world.

B.             Service Provider is engaged in the business of distributing gaming components, servicing and supporting electronic gaming devices, and performing final manufacturing assemblies as necessary, product and/or gaming jurisdiction dependent, and has the experience and skills necessary to provide the Service and Support (as defined in Section 1.1) for the Principal’s Products throughout the Territory (as defined in Section 1.1).

C.             The Principal desires to retain Service Provider to provide Distribution Service and Support for the Principal’s Products throughout the Territory, and Service Provider desires to provide such Distribution, Service and Support for the Principal’s Products throughout the Territory, all upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

“Authorized Gaming Customers” shall mean legalized gaming establishments, including but not limited to: casinos, racinos, and card clubs.

“Principal’s Products” shall mean equipment or mechanical, electromechanical or electronic components used in legalized gaming establishments marketed by the Principal which are licensed for sale and play or use in the Territory.

“Distribution, Service and Support” shall mean any sale, installation, conversion, repair, replacement and adjustment necessary to maintain the Principal’s Products in, or restore the Principal’s Products to, good working order under normal use and operating conditions.

“Territory” shall mean the geographic area identified in Exhibit A attached hereto.

ARTICLE II

APPOINTMENT OF SERVICE PROVIDER

2.1           Appointment of Service Provider.  For and during the Term (as defined in Section 3.1), and subject to the terms and conditions of this Agreement, the Principal appoints Service Provider as the exclusive distributor and service provider to provide Distribution, Service and Support for the Principal’s Products throughout the Territory.

2.2           Other Representatives and Service Providers.  During the Term, the Principal will not appoint any other person, firm, corporation or other entity to provide the Distribution, Service and Support for the Principal’s Products within the Territory.

ARTICLE III

TERM AND TERMINATION

3.1           Term.   The term of this Agreement shall be two (2) years from the date of this Agreement (the “Initial Term”) and shall automatically extend for successive periods of one (1) year each (the “Renewal Terms”), unless otherwise terminated by either Service Provider or the Principal upon written notice of termination to the other party at least ninety (90) days prior to the date of effect of the Renewal Term.  Any Renewal Term shall be upon the same terms and conditions stated in this Agreement; provided that, any fees payable to Service Provider by the Principal pursuant to this Agreement shall be subject to adjustment as mutually agreed to by the parties in good faith.  The Initial Term, together with any Renewal Terms, is hereinafter collectively referred to as the “Term.”

3.2           Termination of this Agreement.  This Agreement may be terminated prior to the expiration of the Term by written notice to the other party (which notice shall specify the specific grounds for termination and the termination date) as follows:

(a)           by either Service Provider or the Principal if there has been a material breach by the other party of any of the provisions in this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the breaching party; or

(b)           by Service Provider or the Principal, effective immediately, if

(i)            Either the Service Provider or the Principal fails to make any payment to the receiving party when due; or

(ii)           Any law or regulation should be adopted in the Territory that would restrict Service Provider’s termination rights or otherwise invalidate any provisions in this Agreement; or

(c)           by either Service Provider or the Principal if the other party becomes the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings and such proceedings shall not be dismissed within forty-five (45) days; or

(d)           by either Service Provider or the Principal if the other party makes any false or untrue statements or representations to the other party in this Agreement or in the performance of its respective obligations under this Agreement.

(e)           by either Service Provider or the Principal without cause upon 180 days written notice.

3.3           Effect of Termination.

(a)           Termination of this Agreement will not release either Service Provider or the Principal from any liability or obligation which, at the time of such termination, has already accrued or which thereafter may accrue in respect to any act or omission prior to such termination, nor will any such termination affect in any way the survival of any right, duty or obligation of any party which is expressly stated elsewhere in this Agreement to survive the termination.

(b)           Under no circumstances shall Service Provider be liable to the Principal by reason of termination, expiration or non renewal of this Agreement for compensation, reimbursement, or damages for lost profits, loss of prospective compensation or unjust enrichment, goodwill or loss thereof or expenditures, investments, leases, or any type of commitment made by the Principal in connection with its business or in reliance on the existence of this Agreement.

(c)           Upon termination of this Agreement the following additional provisions shall apply:

(i)            Service Provider shall cease to represent itself as a service provider for the Principal’s Products and the Principal shall cease to claim that Service Provider is the service provider for the Principal’s Products.

(ii)           Service Provider shall within thirty (30) days of the termination of this Agreement return to the Principal, at the Principal’s sole cost and expense, or destroy all technical and commercial materials which the Principal has furnished to the Service Provider, as well as all demonstration models if any, which are still in Service Provider’s possession.

(iii)          The Principal shall purchase from the Service Provider, all excess spare parts and finished goods related to the Principal’s Products in the Service Provider’s possession at the same price such spare parts were purchased by the Service Provider and upon payment the Service Provider shall deliver those spare parts and finished goods to a location as reasonably directed by the Principal at the Principal’s sole cost and expense.

(iv)          The Principal shall assume all Service Contracts originally tendered by the Principal and additional contracts from the Service Provider, all excess spare parts related to the Principal’s Products in the Service Provider’s possession at the same price such spare parts were purchased by the Service Provider.

(v)           Service Provider shall have the right, in its sole discretion, to notify any persons, including, but not limited to, any governmental authorities or customers that this Agreement has terminated.

ARTICLE IV

LIMITATION ON REPRESENTATION

4.1           Relationship of Parties.  The relationship of Service Provider and the Principal which is created under this Agreement is that of an independent contractor.  This Agreement is not intended to create and shall not be construed as creating between Service Provider and the Principal the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.  Neither Service Provider nor the Principal shall have (nor shall it hold itself out as having) any right, power or authority to make or incur any legally binding agreement, obligation, representation, warranty or commitment on behalf of the other party.

ARTICLE V

OBLIGATIONS OF THE SERVICE PROVIDER

5.1           Services to be Performed by the Service Provider.  The Service Provider shall provide the following services, as reasonably requested by the Principal.

(a)           Sales, Distribution, Service and Support.  The Service Provider shall provide exclusive Sales, Distribution, Service and Support for the Principal’s Products and shall not provide sales, distribution, service, and support for products which compete with products of the Principal.

(b)           Documentation.  The Service Provider, as applicable, shall provide reasonable documentation to the Principal regarding all Service and Support performed by the Service Provider on the Principal’s Products pursuant to all of the Principal’s Work Orders and all spare parts used in connection therewith.  The Service Provider, as applicable, shall provide such documentation within thirty (30) days of the end of each calendar month.  A copy of the Principal’s Work Order form is attached hereto as Exhibit B.

(c)           Training.  The Service Provider at the Principal’s sole cost and expense shall offer training and support as reasonably requested by the Principal to ensure that the Principal’s Authorized Gaming Customers have an appropriate level of knowledge with regard to the Principal’s Products.  The level of training provided by the Service Provider to each Authorized Gaming Customer shall be mutually agreed to by the Service Provider, on the one hand, the Principal, on the other hand.  In addition, upon reasonable request by the Principal, the Service Provider shall distribute, to the Principal’s Authorized Gaming Customers supporting documentation for the Principal’s Products, including, service manuals, updates, and technical bulletins.  Any such documentation shall be delivered to the Service Provider from the Principal with instructions for distribution and at no cost to the Service Provider.  Service Provider expressly disclaims any responsibility or liability for any of the information included in such documentation.

(d)           Licenses, Taxes and Fees.  Service Provider shall maintain all its existing material business and gaming licenses necessary under the laws of the applicable jurisdictions, and pay all applicable taxes and fees with respect to the discharge of Service Provider’s Service and Support of the Principal’s Products, except that nothing in this section shall be construed in a manner that would require Service Provider to acquire gaming licenses or product approvals in any jurisdiction.

(e)           Reasonable Efforts.  Service Provider shall use its reasonable efforts to sell service and support the Principal’s Products to the Principal’s Authorized Gaming Customers.

(f)            Duties non-delegable.  The Principal is retaining the services of Service Provider based, in part, upon Service Provider’s experience and expertise in the gaming industry.  Subject to the provisions of Section 11.8 of this Agreement, the Service Provider shall not delegate its duties under this Agreement absent the written consent of the Principal, which consent shall not be unreasonably withheld.

(g)           Sales Forecasts and Orders.  The Service Provider shall provide on the first (1st) business day of each month a rolling 90-day forecast. The Service Provider shall place written orders with the Principal on or before the 15th of each calendar month, covering quantities to be delivered during the next three month’s period.  The quantity ordered for delivery for the second month shall be firm with respect to eighty percent (80%).  The quantity ordered for delivery for the third month shall be firm with respect to fifty percent (50%).  The Service Provider and Principal shall meet to establish and mutually agree upon minimums of unit placements and/or sales revenues to be met for the subsequent year, on or before December 1st of each calendar year.  Minimum requirements shall begin in quarter one (1), 2008.

5.2           Service Call Authorization.  In reference to all existing contracts with gaming establishments, during the initial period of 60 days, all service calls for Service and Support of the Principal’s Products shall be routed through the Principal’s Call Center toll free telephone number (800) 937-4835 (the “Call Center”).  The Principal’s Authorized Gaming Customers shall directly contact the Call Center, which will determine whether the service call warrants the dispatch of a Service Provider support technician.  If the Principal, in its reasonable discretion, determines that a Service Provider support technician should be dispatched it will contact Service Provider and request such service.  If a Principal’s Authorized Gaming Customer contacts the Service Provider directly for any Service and Support of the Principal’s Products, the Service Provider, as applicable, will direct the Principal’s Authorized Gaming Customer to contact the Call Center.  The Principal must authorize any Service and Support of the Principal’s Products, prior to the performance of any such Service and Support by Service Provider.  Service Provider shall use its reasonable efforts to respond to the Principal’s  request for Service and Support of the Principal’s Products within twenty-four (24) hours following receipt of the request, excluding weekends and holidays, provided, that, Service Provider shall not incur any liability to the Principal or any of the Principal’s Authorized Gaming Customers for its failure to provide such Service and Support within twenty-four (24) hours following any request by the Principal for such Service and Support. Notwithstanding the above, both the Principal and Service Provider will diligently work to relocate all call center operations, for both sales and customer support services, to the Service Provider within 60 days of commencement of this agreement in order to obtain seamless and optimal support operations for the Authorized Gaming Establishments.

In reference to new contracts for the Principal’s Products awarded to the Service Provider, the Service Provider shall provide all sales and support services, as aforementioned above, to those gaming establishments.

ARTICLE VI

OBLIGATIONS OF THE PRINCIPAL

6.1           Services to be Performed by the Principal.  The Principal shall provide the following services, as reasonably requested by Service Provider from time to time to assist Service Provider in the performance of its duties under this Agreement:

(a)           Training.  The Principal will provide training regarding the Principal’s Products to all new and existing Service Provider service and sales personnel, as reasonably requested by Service Provider, at the Principal’s sole cost and expense, including, but not limited to all reasonable travel and other expenses.  The location, content, frequency, and extent of such training shall be determined by the mutual agreement of Service Provider and the Principal.

(b)           Spare Parts.  The Principal shall at all times maintain a quantity of spare parts adequate, in Service Provider’s reasonable judgment, for the Service and Support of the Principal’s Products.  The Principal shall provide to Service Provider service information and access to spare parts for all current Principal’s Products and will provide service information and access to spare parts for all discontinued Principal’s Products.  The Principal shall use its best efforts to deliver any spare parts ordered by the Service Provider within the lead times given on orders submitted by the Service Provider.  The Principal shall be solely responsible for any delay or failure to perform the Service and Support on the Principal’s Products which results from the Principal’s failure to timely deliver any spare parts ordered by the Service Provider.

(c)           Spare Parts List and Pricing. The Principal will upon execution of this Agreement provide to Service Provider its current Spare Parts Price Lists and will promptly notify Service Provider of any changes to its Spare Parts Price Lists.  A copy of the Principal’s current Finished Goods & Spare Parts Price List is attached hereto as Exhibit C.

(d)           Governmental Investigations. The Principal agrees that it will reimburse Service Provider for the costs and provide any required technical support in connection with required regulatory approvals of any the Principal’s Products, including, but not limited to, identifying testing locations for the Principal’s Products, if any such testing is required

6.2           Assumption of Principal’s Service Contracts by Service Provider.  In the case that the Service Provider assumes contracts for service where the billing rate is less than $125 per machine per month, Principal agrees to subsidize the difference between $125 per month per machine and the customers’ rate.  Service Provider agrees to use its best efforts to renegotiate contracts that are less than $125 per month per machine.  Amounts due under this section will be billed monthly with net 30 terms.

ARTICLE VII

FEES, PAYMENT TERMS AND ACCOUNTING

7.1           Service and Support Fees.  In consideration of the Service and Support provided by the Service Provider to the Principal for the Principal’s Products, The Principal shall pay to the Service Provider and/or Happ, as applicable, the following fees (the “Service Fee”):

(a)           a handling fee of five percent (5%) of the price paid by the Service Provider, as applicable, for spare parts sent to the Principal under warranty; and

(b)           within the US and Canada, sixty-five dollars ($65) per hour for all Service and Support performed by the Service Provider, as applicable, for the Principal’s Products and thirty-five dollars ($35) per hour for all travel time associated with such Service and Support; for other territories, as mutually agreed by the parties; and

(c)           fees established above will only be in place until the service contracts are transferred directly to the Service Provider.  The Principal shall provide the Service Provider copies of all pertinent and necessary customer contracts which are currently in place.  Standard Service Agreement is attached hereto as Exhibit D. The Principal and Service Provider shall mutually agree to customer notification letter informing the customer of the contract re-assignments.

7.2           Payment Terms.

(a)           The Service Fee shall be calculated monthly based on all Work Orders submitted by the Service Provider for Service and Support performed during such month (the “Monthly Work Order Report”).  The Service Fee for each month shall be paid by the Principal to the Service Provider, as applicable, within thirty (30) days from the date the Principal receives the Monthly Work Order Report.

(b)           The Service Provider, as applicable, shall pay the Principal for all spare parts and finished goods ordered in accordance with Section 8.3 of this Agreement within thirty (30) days from the date of invoice submitted by the Principal to the Service Provider.

7.3           Dispute Resolution Procedure. If any party disagrees with any computation or statement delivered by the other party (the “Objecting Party”), the Objecting Party may, within ten (10) days after the receipt of such computation or statement, deliver a written notice (an “Objection Notice”) to the other party (the “Non-Objecting Party”) setting forth in detail any and all items of disagreement related to such computation or statement.  If the Objecting Party does not deliver an Objection Notice, the calculations as set forth in any such computation or statement shall be deemed final, conclusive and binding on the parties.  The Service Provider, as applicable, and the Principal will use commercially reasonable efforts to resolve any disagreements relating to any computations or statement, but if they do not obtain a final resolution within twenty (20) days after the Non-Objecting Party has received the Objection Notice, then the Service Provider, on the one hand, or the Principal, on the other hand, may refer the items in dispute to a nationally recognized firm of independent public accountants as to which the Service Provider, on the one hand, and the Principal, on the other hand, mutually agree (the “Firm”), to resolve any remaining disagreements.  The Service Provider, on the one hand, and the Principal, on the other hand, will direct the Firm to render a determination within twenty (20) days of its retention, and the Service Provider, on the one hand, and the Principal, on the other hand, and their respective agents will cooperate with the Firm during its engagement.  The determination of the Firm will be conclusive and binding upon the Service Provider, on the one hand, and the Principal, on the other hand, and the Service Provider or the Principal, as applicable, will make any payment owed to the other party, within ten (10) days of the Firm’s determination.  The Service Provider, as applicable, and the Principal shall each pay half of the costs and expenses of the Firm.

7.4           Accounting. The Service Provider shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement and shall make accurate entries concerning all transactions relevant to this Agreement.  During the Term, the Principal and its employees, agents and representatives, shall have the right, at their own expense, on reasonable notice to the Service Provider, as applicable, (but in no event need such notice be more than ten (10) business days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) to the extent needed to confirm the Service Fees, any other fees owed in connection herewith.

ARTICLE VIII

FINISHED GOODS AND SPARE PARTS

8.1           Inventory of Finished Goods and Spare Parts.  In order to provide Distribution sales and Service and Support for the Principal’s Products throughout the Territory, the Service Provider shall stock and maintain a reasonable inventory of finished goods and spare parts, provided that the Principal has sufficient finished goods and spare parts in stock to satisfy the Service Provider’s demand for such finished goods and spare parts. The Principal and the Service Provider, shall work together to determine a mutually agreeable level of finished goods and spare parts inventory to be maintained by the Service Provider. The initial inventory of finished equipment for Principal’s products ShufflePro, RandomPlus, and Deck Checker, shall be 25 units of each product with a follow-on order of an additional 25 units to be placed no later than January 31, 2008.  Payments terms for the initial as well as all subsequent orders shall be net 30 upon shipment of the product to the Service Provider. The Service Provider shall provide on the first (1st) business day of each month a rolling 90-day forecast to the Principal to insure that the Principal has adequate time to plan for manufacturing and production to meet component sourcing and delivery schedules.

8.2           Pricing of Finished Goods and Spare Parts.  The Principal shall sell all finished goods and spare parts ordered by the Service Provider at the price listed on the Principal’s Price List less a discount of thirty-five percent (35%), provided, that, in the event the Principal makes any change to its Price Lists and it fails to deliver such updated list to the Service Provider, the Principal shall only sell the finished goods and spare parts which are the subject of such order to the Service Provider, as applicable, at the price set forth in the Price List prior to the delivery by the Principal to the Service Provider of an updated Price List.  If a finished good or spare part is not listed on the Price List, the Service Provider, as applicable, shall contact the Principal to obtain the Principal’s standard retail price less a discount of thirty-five percent (35%). Finished Goods & Spare Parts Price Listing is attached hereto as Exhibit C.

8.3           Ordering.  The Service Provider, as applicable, shall order spare parts by either submitting (a) a Principal’s purchase order form or (b) a form agreed upon by the parties to the Principal which specifies the finished good and or spare part required and the lead time for delivery.  All purchase orders for spare parts shall be subject to acceptance or rejection, in whole or in part, by the Principal, in its reasonable discretion.  A copy of a Principal’s Purchase Order form is attached hereto as Exhibit E.

8.4           Inspection and Acceptance.  The Principal shall prepare for shipment all spare parts ordered by the Service Provider. The Service Provider shall have the right to inspect and accept product received from the Principal to insure product is free of defect and meets the Principals published specifications for the product. If the product is defective and does not meet the Principals’ published specifications, the Service Provider shall have the right to return the product to the Principal for a replacement.

8.5           Invoice. The Principal shall invoice the Service Provider, as applicable, for the spare parts ordered in accordance with the discount and payment terms set forth in Section 8.2 of this Agreement.

8.6           Shipment.  All products to ship FOB shipping point, freight prepaid by Principal.  Other than the price of the spare part(s) or finished goods, the Service Provider shall not be liable for any other charges or fees, including without limitation service charges, freight charges, handling charges, shipping charges, assessments or other expenses for spare parts and/or finished goods shipped from the Principal to the Service Provider’s warehouse located at 2015 Helm Drive, Las Vegas, NV 89119. The Principal shall not be liable for any other charges or fees, including without limitation service charges, freight charges, handling charges, shipping charges, assessments or other expenses for spare parts and/or finished goods shipped from the Service Provider’s designated location to the Authorized Gaming Customers.

ARTICLE IX

WARRANTIES; LIMITATION ON LIABILITY

9.1           No Warranties and Limitation of Liability by Service Provider.  ALL SERVICE AND SUPPORT PROVIDED BY SERVICE PROVIDER UNDER THIS AGREEMENT IS PROVIDED WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IS PROVIDED “AS IS”, AND ANY STATEMENTS OR REPRESENTATIONS MADE BY ANY OTHER PERSON TO THE CONTRARY ARE VOID.  IN NO EVENT WILL SERVICE PROVIDER BE LIABLE TO PRINCIPAL FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, GOODWILL OR REVENUES.  Without limiting the generality of the foregoing, Service Provider shall not have any liability for any failure to discover report or repair any latent defect of condition or defect of design in any Principal’s Product.

9.2           The Principal’s Warranties.  The Principal warrants that all equipment, parts, supplies and accessories manufactured by the Principal are free from defect and in good operating condition at the time of shipment and for a period of one (1) year thereafter.  The Principal will replace or repair, at its sole cost and expense, any equipment, part, supply and/or accessories manufactured by the Principal which is defective.  All warranties shall survive inspection, acceptance (as defined in Section 8.4), delivery and payment.

ARTICLE X

INDEMNIFICATION

10.1         Indemnification.  The Principal agrees to indemnify and hold Service Provider, its parents, subsidiaries and their respective shareholders, directors, officers, employees, agents, successors and assigns harmless from and against any losses, damages or expenses of whatever form or nature, including reasonable attorneys’ fees and other costs of legal defense that they may sustain or incur as a result of any acts or omissions of the Principal or any affiliate, or any of their respective shareholders, directors, officers, employees or agents, including, but not limited to, (a) any breach by the Principal of any covenant, agreement, representation or warranty contained in this Agreement or (b) grossly negligent, reckless, wanton, malicious or tortuous conduct in connection with the transactions contemplated by this Agreement or (c) in connection with product that does not work consistent with or otherwise violated gaming regulations in any jurisdiction.  (d) In addition, Principal shall indemnify and hold harmless Service Provider, its affiliated companies, and its employees, officers and directors against any and all claims, liabilities, damages and costs, including reasonable attorneys’ fees and settlement amounts, incurred by any claims arising from any product liability claim, actual or alleged infringement of any patent, copyright, trademark or other intellectual property right by a product supplied by the Principal pursuant to this Agreement.  As a condition of Principal’s indemnification obligation, Service Provider must:

  i.                                    promptly notify Principal in writing of any such infringement claim or suit;

 ii.                                    allow Principal to have control of the defense of such infringement claim or suit including control in all negotiations relating to settlement. Provided however, that Principal may not settle any claim, which creates any liability against Service Provider without first obtaining Service Provider’s written consent; and

iii.                               assist Principal, as reasonably requested, in the defense of such claim or suit. Principal will reimburse Service Provider for agreed, reasonable out-of-pocket costs incurred in providing such assistance.

The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1         Complete Agreement; Amendment.  This Agreement, including its recitals and exhibits, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and no party to this Agreement shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto.  This Agreement may not be amended, altered or modified except by a writing signed by all of the parties hereto.

11.2         Notices.  All notices given pursuant to this Agreement (except for notices relating to purchase orders which may be transmitted via email or any other customary means agreed upon by the parties) shall be sent by: (a) certified mail, return receipt requested, in which case notice will be deemed delivered three (3) business days after deposit, postage prepaid in the United States mail; (b) a nationally recognized overnight courier, in which case notice will be deemed delivered one (1) business day after deposit with such courier; (c) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to the recipient was completed, provided that notices sent by facsimile transmission on a day other than a business day, or before 9:00 a.m. or after 5:00 p.m. recipient’s time on a business day, shall be deemed given on the first business day following the date of transmission; or (d) personal delivery.  Addresses and facsimile number of the parties are as follows:

As to:	Happ Controls, Inc
106 Garlisch
Elk Grove Village60007
Attention: David Reginelli
	Telephone No.	847-593-6161 x7111
	Facsimile No.	847-952-3276

As to	VendingData Corporation
1120 Town Center. Dr.
Suite 260
Las Vegas, NV 89144
Attention: Mark Newburg
	Telephone No.	702-617-4742
	Facsimile No.	702-617-4737

The above addresses and facsimile numbers may be changed by written notice to the other parties, provided that no notice of a change of address or facsimile number will be effective until actual receipt of such notice.

11.3         Governing Law.  This Agreement shall be construed and governed by and under the substantive laws of the State of Nevada, without regard to its conflicts of laws principles.  Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement may be commenced and prosecuted in state or federal court in Clark County, Nevada, and the parties consent to the non-exclusive jurisdiction of such court.  Process in any action or proceeding referenced in the preceding sentence may be served on any party anywhere.

11.4         Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

11.5         Attorneys’ Fees.  In the event of any legal proceeding regarding this Agreement, and upon a final determination by a court of competent jurisdiction, with respect thereto, the non-prevailing party shall reimburse the prevailing party for costs and expenses (including reasonable attorneys’ fees) incurred in such legal proceeding.

11.6         Waiver.  No consent or waiver, express or implied, by a party to or of any breach or default by any other party in the performance by such party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any breach or default in the performance by such party of the same or any other obligations of such party hereunder.  Failure on the part of a party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of such default or its rights under this Agreement.  The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party’s consent in any future instance.

11.7         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

11.8         Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of either the Service Provider to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Principal to (i) any affiliate or subsidiary of the Service Provider, as applicable, or (ii) any buyer of all or substantially all of the assets or equity interests of the Service Provider as applicable.

11.9         Delivery by Facsimile or Other Electronic Transmission.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including e-mail of a document in Portable Document Format (“PDF”)), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission (including email of a document in PDF) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission (including e-mail of a document in PDF) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.10       Counterparts. This Agreement may be executed in any number of counterparts and any party to this Agreement may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

11.11       No Third Party Beneficiaries.  The provisions of this Agreement are not intended to benefit any third parties.

11.12       No Other Terms and Conditions. Service Provider and the Principal acknowledge and agree that any terms and conditions of any purchase order, sales acknowledgement, or other document submitted to the other by either party which conflict with the terms and conditions of this Agreement shall be of no force or effect, and the terms and conditions hereof control and supersede such conflicting documents and any course of conduct or usage of the trade inconsistent with any of the terms and conditions hereof.

11.13       Interpretation.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter as the context requires.

11.14       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and agreement, and no rule of strict construction shall be applied against any party.

11.15       Joint Preparation.  Each party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement.  Each party represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

11.16       Compliance with Gaming Laws.  This Agreement is intended to only authorize and facilitate the Manufacture, Distribution, Service and Support of the Principal’s Products and is subject to and conditioned upon all applicable foreign, federal, state and local laws relating to the Principal’s Products. The Principal shall reimburse the Service Provider for all costs and expenses and provide any necessary technical support to comply with any applicable foreign, federal, state and local laws relating to the Principal’s Products.

11.17       Force Majeure.  Service Provider and the Principal agree that neither party shall have liability for its inability to perform its obligations under this Agreement to the extent that its ability to perform under this Agreement is prevented or delayed by any cause beyond its reasonable control, including, but not limited to, strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, terrorism, war, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, changes in laws, supervening legislation, or other events or situations which such party was unable to prevent or overcome despite its exercise of reasonable due diligence.

11.18       Survival.  Notwithstanding any expiration or termination of this Agreement, the provisions of Article X, Sections 3.3, 7.2, 11.1, 11.2, 11.3, 11.6, 11.8, 11.13, 11.14, 11.18 and the last sentence of Section 5.1(c) shall survive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Service and Support Agreement to be executed by their respective duly authorized representatives the day and year first set forth above.

HAPP CONTROLS, INC.

By:	/s/ David Reginelli
Name:	David Reginelli
Title:	Chief Financial Officer/Secretary

VENDINGDATA CORPORATION

By:	/s/Mark Newburg
Name:	Mark Newburg
Title:	President and Chief Executive Officer

Exhibit A

Exclusive Territory

North America (including Mexico), Europe, South Africa and the Russian Federation.  Central and South America will be included pending agreement with SHG’s regional distributor.

The Service Provider will work with the Principal to establish a sub-distribution agreement with mutually agreed distributor for South Africa.

Non-Exclusive Territory

The Caribbean and Oklahoma